Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

1)	Registration Statement (Form S-1 Nos. 333-225410 and 333-225734) of Astria Therapeutics, Inc.,
2)	Registration Statement (Form S-3 No. 333-231441 and 333-254174) of Astria Therapeutics, Inc., and
3)

Registration Statement (Form S-8 Nos. 333-206394, 333-210229, 333-216793, 333-223721, 333-229643, 333-239114, 333-254151, and 333-258633) pertaining to the equity incentive plans of Astria Therapeutics, Inc.;

of our report dated March 10, 2022, with respect to the consolidated financial statements of Astria Therapeutics, Inc. included in this Annual Report (Form 10-K) of Astria Therapeutics, Inc. for the year ended December 31, 2021.

/s/ Ernst & Young LLP

Boston, Massachusetts

March 10, 2022